As filed with the Securities and Exchange Commission on April 2, 2009

Registration No. 333-148414

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

(Exact name of registrant as specified in its governing instruments)

Maryland	6798	20-5383745
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Gerald J. Reihsen, III
Executive Vice President
Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

R. Neil Miller, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public:    This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-140887

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

Explanatory Note

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (Registration No. 333-148414) is filed pursuant Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits.

(b)           Exhibits.  The following exhibits are filed as part of this registration statement:

Ex.	Description

23.1	Consent of Deloitte & Touche LLP

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 2, 2009.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:	/s/ Robert S. Aisner
Robert S. Aisner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Chief Executive Officer (Principal
/s/ Robert S. Aisner	Executive Officer) and Director
Robert S. Aisner		April 2, 2009

Chief Financial Officer
*	(Principal Financial and Principal	April 2, 2009
Gary S. Bresky	Accounting Officer)

*	President	April 2, 2009
Robert J. Chapman

*	Chairman of the Board	April 2, 2009
Robert M. Behringer

*	Director	April 2, 2009
E. Alan Patton

*	Director	April 2, 2009
Roger D. Bowler

*	Director	April 2, 2009
Sami S. Abbasi

*	Director	April 2, 2009
Jonathan L. Kempner

*By:	/s/ Robert S. Aisner
Robert S. Aisner
Attorney-In-Fact